Exhibit 99.1
TEXT OF AMENDMENT TO BYLAWS
     SECTION 1. NUMBER AND TERM. The number of directors shall be eight. The directors shall be elected at the annual meeting of the stockholders and each director shall be elected to serve until his successor shall be elected and shall qualify. Directors need not be stockholders.